Exhibit 5.1

August 23, 2024

BCLP.

Bryan Cave Leighton Paisner

BRYAN CAVE LEIGHTON PAISNER LLP
One Metropolitan Square
211 North Broadway Suite 3600
St Louis MO 63102
T: +1 314 259 2000
F: +1 314 259 2020

bclplaw.com

Stereotaxis, Inc.

710 North Tucker Boulevard, Suite 110.

St. Louis, Missouri 63101

Re:	Stereotaxis, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with its registration under the Securities Act of 1933, as amended (the “Securities Act”), by means of a registration statement on Form S-8 (the “Registration Statement”), of an aggregate of 4,250,000 shares of the Company’s common stock, par value $0.001 per share, consisting of (i) an additional 4,000,000 shares (the “Plan Shares”) which may be issued pursuant to the Stereotaxis, Inc. 2022 Stock Incentive Plan, as amended and restated (the “2022 Plan”), and (ii) an additional 250,000 Shares (the “ESPP Shares”) which may be issued pursuant to the Stereotaxis, Inc. 2022 Employee Stock Purchase Plan, as amended and restated (the “2022 ESPP”).

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	the 2022 Plan;

(3)	the 2022 ESPP;

(4)	the Amended and Restated Certificate of Incorporation of the Company, as amended; and

(5)	the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Stereotaxis, Inc. August 23, 2024 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Plan Shares have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the 2022 Plan, such Plan Shares will be validly issued, fully paid and non-assessable; and (ii) the ESPP Shares have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the 2022 ESPP, such ESPP Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is being delivered by us in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP